Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company: Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Investor Relations: Matt Glover 949-574-3860 LNDC@liolios.com

Landec Corporation Reports Third Quarter and Nine Months Fiscal 2016 Results

Severe Produce Shortages Related to El Nino Significantly Impacted Results

MENLO PARK, CA – March 29, 2016 – Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomedical markets, reported results for the third quarter of fiscal 2016 and nine months ended February 28, 2016.

“During the third quarter, Apio continued to experience severe produce shortages and increased costs for many of its key vegetables due to the weather-related effects from El Nino, specifically very poor yields and quality,” said Molly Hemmeter, Landec’s President and CEO. “Although weather conditions have recently improved, we are still managing the lingering effects from this year’s El Nino, which has matched the strongest El Nino in recorded history, with significant increases in Pacific Ocean temperatures that correspondingly resulted in a rise in land temperatures. Throughout most of our second and third fiscal quarters, we experienced significant deviations in both daytime and nighttime average temperatures in our growing regions. These deviations affected plant health and growth rates resulting in significant crop yield losses, poor quality, and changes in the timing of harvesting outside of planned harvesting schedules, all of which drove up the cost for sourcing quality produce items. Despite our best efforts to meet the increasing demand for our products, there was simply not enough supply from our contracted growers, or for purchase on the open market, to meet this demand. However, we were able to fill all orders for our higher margin Eat Smart® salad kits, which continue to grow at double-digit rates. Eat Smart salad kit revenues grew 20% in the third quarter of fiscal 2016 and grew 31% in the first nine months of fiscal 2016 compared to the same periods last year.

“Notably, our Lifecore biomaterials business is continuing to have a record year. Lifecore revenues increased 6% during the third quarter and 16% during the first nine months of fiscal 2016 compared to the same periods last year. Lifecore achieved this revenue growth despite several shipments scheduled for the third fiscal quarter being rescheduled at the request of several customers to our fourth fiscal quarter of 2016. More impressively, Lifecore’s operating income increased 26% during the third quarter and 151% during the first nine months of fiscal 2016 compared to the year ago periods.

“In addition to the results from operations, the third quarter and nine month results include a one-time, non-cash $34 million ($21.5 million after taxes) write down of our GreenLine® tradename. The Company’s strategic decision to convert its GreenLine branded bean products to its more nationally recognized Eat Smart® brand in retail stores is being driven by both favorable results from our online marketing and social networking programs and requests from our retail customers to deliver all our products under the Eat Smart brand (see our press release dated February 26, 2016 for more details). By consolidating Apio’s retail products under a single consumer brand, Apio’s sales and marketing resources will be able to focus on supporting the Eat Smart brand to drive greater consumer awareness and spending efficiencies.”

Fiscal Third Quarter 2016 Results

Revenues in the third quarter of fiscal 2016 decreased 6% to $130.0 million from $138.5 million in the year-ago quarter. The decrease was primarily due to a 7% decrease in revenues in Apio’s packaged fresh vegetable business due to a 12% reduction in sales volume and a 22% decrease in revenues in Apio’s export business due to a 21% reduction in sales volume. The decrease in revenues in both of Apio’s businesses were due to severe produce shortages which resulted in Apio being unable to fulfill all the demand from its customers for its core vegetable line of packaged products, although Apio was able to meet all of the demand for its salad kit products. The decrease in Apio revenues was partially offset by a 6% increase in revenues at Lifecore.

Primarily due to the GreenLine tradename impairment charge, Landec recorded a net loss in the third quarter of fiscal 2016 of $21.2 million, or $0.78 per share, compared to a net income of $3.8 million or $0.14 per share in the year-ago quarter. Excluding the impact from the GreenLine tradename write down, the Company generated net income of $0.01 per share during the quarter.

In addition to the GreenLine tradename write down, operating income was significantly impacted by the decrease in revenues but more importantly by $6.6 million of excess costs related to the severe produce shortages at Apio. Additionally, the increase in the fair market value of the Company’s Windset investment was $2.1 million lower than the increase in the year ago quarter as a result of delays in Windset’s expansion plans due to permitting delays. The loss in the third quarter was partially offset by: (1) a $1.0 million increase in pre-tax income at Lifecore due to higher revenues, as well as an increase in its gross margin to 49% from 42% due to a favorable sales mix change compared to the third quarter of fiscal 2015, and (2) from a $2.3 million decrease in income taxes, excluding the tax benefit from the GreenLine tradename impairment charge.

Fiscal Nine Months 2016 Results

Revenues in the first nine months of fiscal 2016 increased $1.0 million to $405.8 million compared to $404.8 million in the same period last year. Excluding the extra week during the first nine months of fiscal 2015, which resulted in approximately $9.0 million in additional revenues last fiscal year, revenues for the first nine months of fiscal 2016 increased 3% compared to the same period last year. The $1.0 million increase in revenue was primarily due to (1) a 16%, or $4.8 million, increase in revenues at Lifecore, (2) a $1.5 million increase in licensing revenues at Corporate, and (3) a $641,000 increase in revenues in Apio’s packaged fresh vegetable business. These increases were partially offset by an 11%, or $6.0 million, decrease in revenues in Apio’s export business.

Primarily due to the GreenLine tradename impairment charge, Landec recorded a net loss during the first nine months of fiscal 2016 of $16.4 million, or $0.61 per share, compared to a net income of $9.3 million, or $0.34 per share, in the first nine months of fiscal 2015. The net loss was due to the impairment charge from the phasing out of our GreenLine tradename for retail products. Excluding the impact from the GreenLine tradename write down, the Company generated net income of $0.19 per share during the first nine months of fiscal 2016.

In addition to the GreenLine tradename write down, operating income was significantly impacted by $12.6 million of excess costs related to the severe produce shortages at Apio. The year over year change in operating income was also due to: (1) a $3.9 million increase in operating expenses at Apio to drive the growth of our existing and new salad kit products, and from additional headcount hired over the past year, and (2) a $2.5 million reduction in the increase in the fair market value of the Company’s Windset investment as a result of delays in its expansion plans. The loss during the first nine months of fiscal 2016 was partially offset by: (1) a $4.8 million increase in pre-tax income at Lifecore due to higher revenues, as well as an increase in gross margin to 45% from 34% due to a favorable sales mix change compared to the first nine months of last year, and (2) from a $2.6 million decrease in income taxes, excluding the tax benefit from the GreenLine tradename impairment charge.

See “Non-GAAP Financial Information” below and the tables at the end of this release for more information and for reconciliations of certain financial information for the third quarter and nine months ended February, 28, 2016 and fiscal 2015 results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Management Comments and Guidance for Fiscal 2016

“We have developed future plans and strategies that we believe are exciting, innovative and achievable; however, this fiscal year continues to be challenging. The severe produce shortages that began in the second fiscal quarter have had a significant negative impact on our financial results,” continued Hemmeter. “Despite these short-term setbacks, we are very encouraged about the progress in, and future prospects for, both of our businesses. Lifecore is having a record year, with projected revenue growth of approximately 25% and operating income growth of 130-140%. We expect Lifecore to average double-digit revenue and operating income growth over the next several years. Our Apio salad kit business continues to increase with revenue growth of 31% during the nine months ended February 2016 compared to the same period last year and we expect to introduce several more vegetable salads over the next year. We are also exploring the addition of innovative and convenient new products outside of produce, particularly in the natural foods space, through both internal development programs and strategic acquisitions.

“The strategy in our food business is to shift our portfolio of products over time to include a higher percentage of innovative, high margin products versus the lower margin commodity-like products in order to drive increased profitability. Thus far, we have been successful in this strategy as we have significantly grown our vegetable salad kit product revenues on an average annual compounded growth rate of approximately 80% from $26 million in fiscal 2013 to an estimated $145 million to $150 million in fiscal 2016. A portion of Apio’s historical business consists of commodity-like items that carry a very high cost of service, especially in times of severe weather challenges. Even after incurring these costs to service our customers to the best of our ability, several of our customers have chosen to leave or diversify their sourcing strategy by moving away from a sole supplier relationship for certain produce items. The result of these changes will be an acceleration of our product mix change, as we see the size of our lower margin business declining this fiscal year and next fiscal year while our innovative higher margin product offerings continue to grow.

“As a result of severe produce shortages and the loss of some commodity-like business, revenues decreased this quarter in our packaged fresh vegetable business and we expect them to be down in the fourth quarter compared to the fourth quarter of last fiscal year. However, excluding the excess costs from produce shortages and the related higher cost of servicing our customers, which amounted to $6.6 million and $12.6 million, respectively, for our third quarter and first nine of months of fiscal 2016, our gross margin in our packaged fresh vegetable business would have been 10.2% for the quarter and 12.6% for the nine months. This compares to 8.4% and 10.3% for the same periods last year and demonstrates that our fundamental strategy to shift our product mix to increase profitability is working. We continue to focus on delivering innovative, on-trend products that make it easy and convenient for consumers to eat healthy, in order to advance and create value for consumers, our customers and our shareholders.

“For all of fiscal 2016, we now expect revenues to be slightly down compared to last year primarily due to not having an adequate supply of produce through most of the second and third quarters and the loss of some customer business. We now expect net income for the year, excluding the GreenLine tradename impairment charge, will be $0.33 to $0.37 per share. We are currently estimating that for all of fiscal 2016 the impact on operating income of the excess costs from produce shortages and the related higher cost of servicing our customers caused by this year’s El Nino will approximate $14 million to $15 million, or $0.33 to $0.35 per share after taxes.

“We are currently developing our budget for fiscal 2017. On a preliminary basis, we expect double-digit revenue growth in Apio’s Eat Smart salad kits and we expect Lifecore to continue to deliver double-digit revenue and operating income growth in fiscal 2017. We see further revenue declines in Apio’s lower margin commodity-like vegetable business. We also expect net income to increase substantially year over year assuming that produce sourcing returns to more normal levels and as we continue to focus our sales efforts on higher margin products. We will provide more specific annual guidance for fiscal 2017 when we report our fiscal 2016 year end results,” concluded Hemmeter.

Conference Call

The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, March 30, 2016

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 814-1914 or (703) 639-1358. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Wednesday, April 6, 2016 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1670124.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP (current good manufacturing practices) validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth, gross margin, income taxes and diluted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this release for these reconciliations.

The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the Company’s results reported in accordance with GAAP, including the extra week of revenue during fiscal 2015 and the impact from the GreenLine impairment charge. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded. They should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2015 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	February 28, 2016	May 31, 2015
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$8,214	$14,127
Accounts receivable, net	42,924	46,479
Inventories, net	27,161	25,027
Deferred taxes	—	2,111
Prepaid expenses and other current assets	5,606	5,458
Total Current Assets	83,905	93,202

Investments in non-public companies	62,500	61,500
Property and equipment, net	108,719	84,465
Intangible assets, net	71,237	105,883
Other assets	2,316	1,415
Total Assets	$328,677	$346,465

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$25,091	$35,009
Income taxes payable	79	1,229
Accrued compensation	4,206	6,742
Other accrued liabilities	7,282	3,983
Deferred revenue	1,152	843
Current portion of long-term debt	8,546	8,353
Total Current Liabilities	46,356	56,159

Long-term debt, less current portion	48,607	34,166
Long-term lease obligation	3,711	—
Deferred taxes	21,669	34,340
Other non-current liabilities	1,728	1,691

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	136,303	133,307
Retained earnings	68,728	85,098
Total Stockholders' Equity	205,058	218,432
Non-controlling interest	1,548	1,677
Total Equity	206,606	220,109
Total Liabilities and Stockholders’ Equity	$328,677	$346,465

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	March 1,	February 28,	March 1,
	2016	2015	2016	2015
Product Sales	$129,990	$138,530	$405,786	$404,809

Cost of product sales	117,059	121,645	357,613	358,071

Gross profit	12,931	16,885	48,173	46,738

Operating costs and expenses:
Research and development	1,895	1,755	5,413	5,375
Selling, general and administrative	10,659	10,298	35,638	29,106
Impairment of GreenLine tradename	34,000	—	34,000	—
Total operating costs and expenses	46,554	12,053	75,051	34,481
Operating (loss) income	(33,623)	4,832	(26,878)	12,257

Dividend income	413	413	1,238	1,015
Interest income	17	85	64	269
Interest expense	(484)	(510)	(1,425)	(1,365)
Other income	—	1,307	1,000	2,707
Net (loss) income before taxes	(33,677)	6,127	(26,001)	14,883
Income taxes	12,510	(2,324)	9,750	(5,409)
Consolidated net (loss) income	(21,167)	3,803	(16,251)	9,474
Non controlling interest	(23)	(31)	(119)	(126)
Net (loss) income available to common stockholders	$(21,190)	$3,772	$(16,370)	$9,348

Diluted net (loss) income per share	$(0.78)	$0.14	$(0.61)	$0.34

Shares used in diluted per share computations	27,054	27,363	27,026	27,314

LANDEC CORPORATION

THIRD QUARTER ENDED FEBRUARY 28, 2016

QUESTIONS & ANSWERS

1)	Are the produce sourcing issues improving?

We now have an adequate supply of broccoli, cauliflower and most all of our California grown crops. However, the supply of green beans was very tight in March due to heavy rains in southern Florida in February that completely wiped out many of our fields. We are just recently attaining an adequate supply of green beans to meet all of our customer demands. We currently do not foresee any sourcing issues over and above what we normally plan for in the months of April and May.

2)	Have you lost any customers as a result of the produce shortages?

We have lost some business with several customers. As mentioned above, a large majority of the business we have lost, or anticipate losing, is low margin business that carries a very high cost to service. Although this will result in a loss of revenue, much of this lost revenue will be from lower margin products. As a result, the revenues in our packaged fresh vegetables business for this year’s third quarter were lower than the third quarter last year and we expect that the revenues in the fourth quarter of fiscal 2016 will be lower than the fourth quarter of last year for the same reason. We expect that the shift in product mix to a higher percentage of innovative products will continue through the first half of fiscal 2017, resulting in higher margins in Apio’s packaged fresh vegetable business in fiscal 2017.

3)	Why did the Company set up a $100 million shelf registration?

We want to be prepared if an ideal opportunity presents itself and we need capital over and above what we can comfortably borrow. For any potential acquisition we will first and foremost maximize debt and cash before we use equity, but this shelf allows us to do a significant transaction or several small transactions and be able to move quickly if necessary to close the deal. We recently hired a new VP of Strategy and Business Development whose focus is on new product development and strategic acquisitions. This shelf will give us flexibility and allow us to broaden our target range.

4)	Your Windset investment did not change in the third quarter, do you expect an increase during the fourth quarter?

We currently do not expect a change in our Windset investment during the fourth quarter. Windset has continued to realize double-digit annual growth in revenues and net income. However, the impact of the lengthy permitting process and timeline required by the County of Santa Barbara has delayed Windset’s expansion plans.

During the last few months of calendar year 2015, El Nino affected production from Windset’s Mexican grower partners. Lower than anticipated production volumes and higher costs associated with purchased product required to meet Windset’s committed sales programs, resulted in operating results lower than plan.

Despite the lower than originally projected change in the fair market value of Windset in fiscal 2016, we project that as of fiscal year end 2016 we will have realized a 24% annual return since our original investment in Windset in February 2011.

5)	What is the status of Windset’s expansion plans and the permitting issues?

Windset recently completed the construction of a four-acre test facility and a four-acre propagation facility on land Windset owns in the City of Santa Maria using a new type of greenhouse structure that Windset intends to use for trials for new crops.  Windset is in the permitting process to build a commercial scale structure adjacent to its Santa Maria facility on lands located in the County of Santa Barbara.

Windset is also in the permitting process with the City of Santa Maria to construct additional glass greenhouse facilities on lands in the City of Santa Maria.

Windset still expects that it will begin commercially harvesting crops in the fall of 2016 from the new site expansions.

6)	How are the Hanover, PA and Lifecore expansions progressing?

The Hanover building expansion will be completed in mid-April. It will be completed on schedule and under budget. Production of bagged vegetables began last month and production of salad kit products will commence in early May.

The Lifecore expansion is going well and proceeding as planned. We expect the expansion to be completed during the second quarter of fiscal 2017. Upon completion, Lifecore will have sufficient aseptic filling capacity to meet its growth plans for commercialized development opportunities and its long term aseptic filling plans.

7)	Why is Landec well positioned for future growth?

We have positioned ourselves for growth and improved profitability in all of our lines of business by being market leaders and focusing on innovation.

(a)	Our Apio packaged fresh vegetable products are on trend within the fast growing healthy living space and we are the market leader in this category which continues to grow by double digits annually.
(b)

Our Lifecore biomaterials business is growing at double-digit rates with new capacity that will come online in the next few months and with a deep pipeline of development programs along with continuing growth from its existing business.

(c)	Our BreatheWay® packaging technology is increasingly being tested by new and existing partners for extending the shelf life of produce outside of our packaged fresh vegetable business.
(d)

We are a significant shareholder in Windset Farms which continues to grow rapidly based on growing produce hydroponically in state of the art greenhouse facilities where yields, depending on crops, can exceed 30 times the productive capability per acre of field grown crops. Additionally, Windset will be expanding its capacity over the next twelve months.

8)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

(a)	Shifting our product mix to high margin products at both Apio and Lifecore.
(b)	Developing innovative new salad kits to broaden and strengthen our product line.
(c)

Focusing our new VP of Strategy and Business Development on evaluating the natural food product segment to identify areas where Landec can enter through new product development and/or strategic acquisitions or investments.

(d)	Advancing our Lifecore programs with key customers and development partners.
(e)	Investing in facility expansion and equipment to meet future anticipated demand at both Apio and Lifecore.
(f)	Supporting Windset in its expansion plans to build new hydroponic controlled atmosphere structures using new growing methods for new crops.

9)	How do the results by line of business for the three and nine months ended February 28, 2016 compare with the same periods last year?

The results are as follows (unaudited and in thousands and excludes the impact from the GreenLine tradename impairment charge for comparability):

	Three months ended 2/28/16	Three months ended 3/1/15	Nine months ended 2/28/16	Nine months ended 3/1/15
Revenues:
Apio Packaged Fresh Vegetables (a)	$107,348	$115,392	$318,218	$317,577
Apio Export	6,389	8,199	50,873	56,902
Total Apio	113,737	123,591	369,091	374,479
Lifecore	15,701	14,799	34,748	29,928
Corporate (b)	552	140	1,947	402
Total Revenues	129,990	138,530	405,786	404,809

Gross Profit:
Apio Packaged Fresh Vegetables	4,334	9,735	27,565	32,739
Apio Export	521	771	3,200	3,507
Total Apio	4,855	10,506	30,765	36,246
Lifecore	7,618	6,258	15,713	10,110
Corporate	458	121	1,695	382
Total Gross Profit	12,931	16,885	48,173	46,738

R&D:
Apio	272	188	731	542
Lifecore	1,217	1,235	3,529	3,768
Corporate	406	332	1,153	1,065
Total R&D	1,895	1,755	5,413	5,375

S,G&A:
Apio	7,021	7,116	23,866	20,169
Lifecore	1,271	954	3,841	3,013
Corporate	2,367	2,228	7,931	5,924
Total S,G&A	10,659	10,298	35,638	29,106

Other (c):
Apio	(20)	2,020	853	3,191
Lifecore	(57)	30	(96)	77
Corporate	(29)	(3,110)	(2,789)	(6,177)
Total Other	(106)	(1,060)	(2,032)	(2,909)

Net Income (Loss):
Apio	(2,458)	5,222	7,021	18,726
Lifecore	5,073	4,099	8,247	3,406
Corporate	(2,344)	(5,549)	(10,178)	(12,784)
Net Income	$271	$3,772	$5,090	$9,348

a)	Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.
c)	Included in Other are other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.

Non-GAAP Financial Information and Reconciliations

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(1)	Nine months ended February 28, 2016 revenue growth (in thousands):

Revenues for the nine months ended February 28, 2016 – GAAP (a)	$405,786

Revenues for the nine months ended March 1, 2015 - GAAP	$404,809
Less: estimated revenue for the one extra week in fiscal 2015	(9,000)
Adjusted revenue for the nine months ended March 1, 2015 – Non-GAAP (b)	$395,809

Adjusted increase in revenue – Non-GAAP (c) = (a)-(b)	$9,977
Adjusted increase in revenue percent – Non-GAAP (c)/(b)	2.52%

(2)	Gross margin for the Packaged Fresh Vegetables (PFV) business excluding the excess costs from produce shortages (in thousands):

	Three months ended February 28, 2016	Nine months ended February 28, 2016
Gross profit for PFV - GAAP	$4,334	$27,565
Add: excess costs from produce shortages	6,600	12,600
Adjusted gross profit for PFV – Non-GAAP (a)	$10,934	$40,165
Revenues for PFV – GAAP (b)	$107,348	$318,218
Adjusted gross margin for PFV – Non-GAAP (a)/(b)	10.2%	12.6%

(3)	Income taxes excluding the GreenLine tradename impairment charge (in thousands):

	Three months ended February 28, 2016	Nine months ended February 28, 2016
Income taxes benefit - GAAP	$12,510	$9,750
Less: income tax benefit from GreenLine tradename impairment charge - GAAP	(12,539)	(12,539)
Adjusted income taxes – Non-GAAP (a)	(29)	(2,789)
Income taxes for same periods in fiscal 2015 - GAAP (b)	(2,324)	(5,409)
Adjusted decrease in income taxes – Non-GAAP(b)–(a)	$(2,295)	$(2,620)

(4)	EPS excluding the GreenLine tradename impairment charge (in thousands, except per-share data):

	Three months ended February 28, 2016	Nine months ended February 28, 2016
EPS – GAAP (a)	$(0.78)	$(0.61)
GreenLine tradename impairment charge net of income taxes – GAAP (b)	$21,500	$21,500
Shares used in diluted per share computation (c)	27, 054	27, 026
Per share reduction in EPS from GreenLine impairment charge – Non GAAP (b)/(c)	$0.79	$0.80
Adjusted EPS – Non GAAP (c)+(a)	$0.01	$0.19

(5)	EPS impact for estimated excess costs from produce sourcing for fiscal 2016 (in thousands, except per-share data):

	Low end of range	High end of range
Estimated excess costs from produce sourcing	$14,000	$15,000
Estimated income taxes at 36%	(5,040)	(5.400)
After tax impact (a)	$8,960	$9,600
Estimated diluted shares outstanding at end of fiscal 2016 (b)	27,100	27,100
Estimated EPS impact for excess costs from produce sourcing for fiscal 2016 – Non-GAAP (a)/(b)	$0.33	$0.35